                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                              GOODMARK FOODS, INC.
                              --------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.01 PAR VALUE
                         -----------------------------
                         (Title of Class of Securities)

                                   302387-108
                                   ----------
                                 (CUSIP Number)

         Check the following box if a fee is being paid with this statement
[ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))
                              Page 1 of 4 Pages.

_________________________                      _____________________________
CUSIP No. 302387-108            13G                  Page 2 of 4 Pages
_________________________                      _____________________________

---------------------------------------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 H. Hawkins Bradley
                 ###-##-####

---------------------------------------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

         (a)  [ ]
         (b)  [ ]


---------------------------------------------------------------------------------------------------------------
3)  SEC USE ONLY


---------------------------------------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                  United States

---------------------------------------------------------------------------------------------------------------
                          5)  SOLE VOTING POWER

                                                                                                  406,200
 NUMBER OF
  SHARES                  -------------------------------------------------------------------------------------
BENEFICIALLY              6)  SHARED VOTING POWER
 OWNED BY
   EACH                                                                                           -0-
 REPORTING
   PERSON                 -------------------------------------------------------------------------------------
    WITH                  7)  SOLE DISPOSITIVE POWER

                                                                                                  406,200

                          -------------------------------------------------------------------------------------
                          8)  SHARED DISPOSITIVE POWER

                                                                                                  -0-

---------------------------------------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                                  406,200

---------------------------------------------------------------------------------------------------------------
10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)

         [ ]

---------------------------------------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                                      5.2%

---------------------------------------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON (See Instructions)

                                                                                                      IN

---------------------------------------------------------------------------------------------------------------

         * See Item 4 attached.

_________________________                      _____________________________
CUSIP No. 302387-108            13G                  Page 3 of 4 Pages
_________________________                      _____________________________

ITEM 1

         (A) Name of Issuer
             --------------

                 GoodMark Foods, Inc.

         (B) Address of Issuer's Principal Executive Offices
             -----------------------------------------------

                 6131 Falls of Neuse Road
                 Raleigh, North Carolina 27609

ITEM 2

         (A) Name of Person Filing
             ---------------------

                 H. Hawkins Bradley

         (B) Address of Principal Business Office or, if none, Residence
             -----------------------------------------------------------

                 3201 Kenly Court
                 Raleigh, North Carolina 27607

         (C) Citizenship:
             -----------

                 United States

         (D) Title of Class of Securities
             ----------------------------

                 Common stock, par value $0.01 per share

         (E) CUSIP Number
             ------------

                 302387-108
ITEM 3

         Not applicable.

ITEM 4   Ownership
         ---------

         (a)  Amount Beneficially Owned:   406,200

         (b)  Percent of Class:                    5.2%

         (c)  Number of shares as to which such person has:

                 (i)      sole power to vote or to direct the vote:                                               406,200

                 (ii)     shared power to vote or to direct the vote:                                                 -0-

                 (iii)    sole power to dispose or to direct the disposition of:                                  406,200

                 (iv)     shared power to dispose or to direct the disposition of:                                    -0-


_________________________                      _____________________________
CUSIP No. 302387-108            13G                  Page 4 of 4 Pages
_________________________                      _____________________________

ITEM 5   Ownership of Five Percent or Less of a Class
         --------------------------------------------

         Not applicable.


ITEM 6   Ownership of More than Five Percent on Behalf of Another Person
         ---------------------------------------------------------------

         Not applicable.


ITEM 7   Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
         ---------------------------------------------------------------------------------------------------------------
         Holding Company
         ---------------

         Not applicable.


ITEM 8   Identification and Classification of Members of the Group
         ---------------------------------------------------------

         Not applicable.


ITEM 9   Notice of Dissolution of Group
         ------------------------------

         Not applicable.


ITEM 10 Certification
        -------------

         Not applicable.

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1996
---------------------------------------------------
Date


/s/ H. Hawkins Bradley
-------------------------------------------
H. Hawkins Bradley